EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President - Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	kchapman@lhai.com

Consolidated Communications Holdings Reports Fourth Quarter and Full Year 2007 Results
- Successfully Completes Acquisition of North Pittsburgh Systems, Inc. -
- Grows Total Connections by More Than 9,000 to Over 302,000 -
- Largest Annual Growth in Company History, Adds 14,000 New DSL Subscribers -

Mattoon, IL - March 6, 2008 - Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the fourth quarter and year ended December 31, 2007. These results reflect our Texas and Illinois operations, since the North Pittsburgh Systems, Inc. was completed on December 31. The company reported:

•	Revenues of $85.0 million for the quarter and $329.2 million for the year.
•	Adjusted EBITDA of $37.0 million for the quarter and $143.8 million for the year.
•	Net cash provided by operations of $29.3 million for the quarter and $82.1 million for the year.
•	Dividend payout ratio of 71.0 percent for the quarter and 75.9 percent for the year.

“We had a very successful quarter, and the business performed well from both an operational and financial perspective,” said Bob Currey, Consolidated’s president and chief executive officer. “Additionally, on December 31, 2007, we closed and funded the acquisition of North Pittsburgh Systems, Inc. The integration efforts are progressing rapidly, and we are excited with the opportunities that lie ahead in Pennsylvania.”

“Operating metrics for Illinois and Texas continue to be solid, with total connections again increasing sequentially in the fourth quarter to over 302,000. Growth was led by our strategic broadband products, as DSL increased by over 4,000 net new subscribers in the quarter, bringing the total DSL subscriber count to over 66,000. With the addition of about 1,200 IPTV customers in the fourth quarter, the total IPTV subscriber base grew to over 12,000. In 2007, we grew DSL subscribers over 26.0 percent and IPTV subscribers by 76.0 percent. In summary, regarding our overall performance, the fourth quarter was our strongest quarter, in a very strong year,” Currey concluded.

Operating Statistics at December 31, 2007, Compared to December 31, 2006
•	Total connections were 302,652, an increase of 9,277, or 3.2 percent.
•	Total local access lines were 223,787, a decrease of 9,902, or 4.2 percent.
•	Broadband connections were 78,865, an increase of 19,179 or 32.1 percent.
o	DSL subscribers were 66,624, an increase of 13,892 or 26.3 percent.
o	IPTV subscribers were 12,241, an increase of 5,287, or 76.0 percent.

Steve Childers, Consolidated’s chief financial officer, stated, “In conjunction with our acquisition, we entered into a new $760.0 million term loan facility, and our new financing arrangements include an option for an additional $140.0 million delayed draw term loan facility. As announced on February 26, 2008, we will redeem our 9.75 % Senior Notes due April 1, 2012, on April 1, 2008. We intend to utilize cash off the balance sheet plus $120.0 million of proceeds from the delayed term loan to redeem the Senior Notes and project to save approximately $4.0 million in annualized cash interest costs as a result of this transaction.”

Cash Available to Pay Dividends
For the quarter and full year 2007, cash available to pay dividends, or CAPD, was $14.2 million and $53.0 million, respectively, and the dividend payout ratios were 71.0 percent and 75.9 percent, respectively. At December 31, 2007, cash and cash equivalents were $37.3 million. The company made capital expenditures of $8.8 million during the fourth quarter and $33.5 million for the full year.

Financial Highlights for the Fourth Quarter Ended December 31, 2007
•
Revenues were $85.0 million, compared to $81.7 million in the fourth quarter of 2006. Increases in Data and Internet revenue, Other Operations revenue, and Subsidies were partially offset by a decline in Local Calling Service revenues. The growth in Data and Internet Services revenue was driven primarily by increased DSL and IPTV subscribers. The increase in Subsidies revenue was largely attributable to prior period settlements.

•
Income from operations was $17.5 million, compared to $4.8 million in the fourth quarter of 2006. The increase was primarily attributable to a fourth quarter 2006 impairment charge of $11.2 million for which there was not a comparable charge in 2007.

•
Net interest expense was $22.1 million, compared to $11.6 million in the same quarter last year. The increase was primarily driven by the write-off of deferred financing costs associated with the termination of the company’s previous credit facility.

•
Income tax benefit was $2.1 million, compared to $3.3 million in 2006. The decrease was primarily driven by changes in state deferred taxes associated with purchase accounting for the North Pittsburgh transaction.

•	Net loss was $1.0 million, compared to $0.5 million in the fourth quarter of 2006.
•
Net loss per common share was $0.04, compared to $0.02 per common share in the fourth quarter of 2006. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the quarter ended December 31, 2007 was $0.20, compared to $0.21 in the fourth quarter of 2006.

•	Adjusted EBITDA was $37.0 million and net cash from operations was $29.3 million, compared to $35.7 million and $25.0 million, respectively, in the fourth quarter of 2006.

Financial Highlights for the Year Ended December 31, 2007
•
Revenues were $329.2 million, compared to $320.8 million for the prior year. This reflects increases in Data and Internet Services, Other Operations and Network Access Services, partially offset by declines in Subsidies and Local Calling Services.

•
Net income was $11.4 million, compared to $13.3 million in net income for the prior year period. The year-over-year decrease was primarily due to the impact of the Texas tax law changes and increased interest expense driven by the write-off of deferred financing costs and additional borrowings associated with the July 2006 share repurchase, partially offset by greater income from operations.

•
Net income per common share was $0.44. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the twelve months ended December 31, 2007 was $0.74, compared to $0.67 in the same period last year.

•
Adjusted EBITDA was $143.8 million and net cash provided by operating activities was $82.1 million, compared to $139.8 million and $84.6 million, respectively for 2006.  The increase in adjusted EBITDA was primarily due to revenue growth, operating efficiency improvements and increased cash distributions from cellular partnership investments.

Pennsylvania Update
•
On December 31, 2007, the company completed its previously announced acquisition of North Pittsburgh Systems, Inc. for approximately $362.6 million in cash and stock, based upon the closing price of Consolidated’s common stock on December 28, 2007.

•
Operating revenue for the fourth quarter and full year 2007 for North Pittsburgh Systems, Inc. and its subsidiaries was $23.3 million and $95.7 million, respectively. Adjusted EBITDA for the fourth quarter and full year 2007 for North Pittsburgh Systems, Inc. and its subsidiaries was $11.3 million and $43.2 million, respectively. These results reflect pre-acquisition operations, and are not necessarily indicative of what the business will achieve as part of Consolidated.

•	On December 31, 2007, ILEC access lines, CLEC access line equivalents and total ILEC and CLEC DSL subscribers were 58,241, 68,874 and 16,897, respectively.
•
Under our new credit facility, the total net debt to last twelve month adjusted EBITDA coverage ratio reflects adjusted EBITDA that includes North Pittsburgh’s results for the fourth quarter and an agreed upon, combined adjusted EBITDA for the first three quarters of 2007 of $138.7 million. On this basis, the coverage ratio was 4.6 times to one and all other ratios were within the compliance levels of the new facility.

Financial Guidance
For 2008, the company provides the following full year guidance, including the Pennsylvania operations: Capital expenditures are expected to be in the range of $46.5 million to $49.5 million, including $2.0 million associated with integration related capital expenditures; cash interest expense is expected to be in the range of $64.0 million to $67.0 million; and cash income taxes are expected to be in the range of $15.0 million to $18.0 million.

Dividend Payments
On March 4, 2008, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2008 to stockholders of record at the close of business on April 15, 2008. The board of directors has indicated its intention for 2008 to continue paying the quarterly dividend at the current level.

For 2007, approximately 19.0 percent of the company’s distributions were classified as non-dividend distribution, or return of capital, with the remainder being classified as ordinary dividends.

Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com. The webcast will also be archived on the company’s website. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until March 10, 2008 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 33852828.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “adjusted EBITDA”, “cash available to pay dividends”, “cumulative available cash”, “payout ratio excluding subsidy settlements”, “total net debt to last twelve month adjusted EBITDA coverage ratio”, and “adjusted net income per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of historical EBITDA, as adjusted for certain items permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

We present adjusted EBITDA and cash available to pay dividends for several reasons. Management believes adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, and cumulative available cash are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA, cash available to pay dividends and cumulative available cash after giving effect to specified charges. Other information related to these three non-GAAP financial measures, specifically “total net debt to last twelve month Adjusted EBITDA coverage ratio”, help put these three measures in context. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provides important additional information to investors. In addition, adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.

Because adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. With approximately 282,028 ILEC access lines, 68,874 Competitive Local Exchange Carrier (CLEC) access line equivalents (including 41,951 access lines and 2,184 DSL subscribers), 83,521 DSL subscribers across all subsidiaries, and 12,241 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 12th largest local telephone company in the United States.

Safe Harbor
Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include our ability to successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$37,297	$26,672
Accounts receivable, net	44,001	34,396
Prepaid expenses and other current assets	16,834	13,149
Total current assets	98,132	74,217

Property, plant and equipment, net	411,647	314,381
Intangibles and other assets	789,054	500,981
Total assets	$1,298,833	$889,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$1,010	$-
Accounts payable	17,386	11,004
Accrued expenses and other current liabilities	58,991	54,742
Total current liabilities	77,387	65,746

Capital lease obligation less current portion	1,636	-
Long-term debt	890,000	594,000
Other long-term liabilities	170,122	111,180
Total liabilities	1,139,145	770,926

Minority interests	4,322	3,695
Stockholders' equity:
Common stock, $0.01 par value	294	260
Paid in capital	278,175	199,858
Accumulated deficit	(117,452)	(87,362)
Accumulated other comprehensive income (loss)	(5,651)	2,202
Total stockholders' equity	155,366	114,958
Total liabilities and stockholders' equity	$1,298,833	$889,579

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$85,004	$81,678	$329,248	$320,767
Operating expenses:
Cost of services and products	28,175	25,329	107,290	98,093
Selling, general and administrative expenses	23,267	23,746	89,662	94,693
Intangible assets impairment	-	11,240	-	11,240
Depreciation and amortization	16,074	16,554	65,659	67,430
Income from operations	17,488	4,809	66,637	49,311
Other income (expense):
Interest expense, net	(22,054)	(11,558)	(56,780)	(42,899)
Other income, net	1,454	2,881	6,240	7,260
Income before income taxes	(3,112)	(3,868)	16,097	13,672
Income tax (benefit) expense	(2,082)	(3,347)	4,674	405

Net (loss) income	(1,030)	(521)	11,423	13,267

Net (loss) income per common share	$(0.04)	$(0.02)	$0.44	$0.48

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
OPERATING ACTIVITIES
Net Income (loss)	$(1,030)	$(521)	$11,423	$13,267
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,074	16,554	65,659	67,430
Non-cash stock compensation	1,092	607	4,034	2,482
Other adjustments, net	3,320	6,533	3,781	8,083
Changes in operating assets and liabilities, net	9,834	1,857	(2,828)	(6,669)
Net cash provided by operating activities	29,290	25,030	82,069	84,593
INVESTING ACTIVITIES
Securities purchased	-	-	(10,625)	-
Proceeds from sale of investments and securities	-	225	10,625	6,736
Acquisitions, net of cash acquired	(268,824)	-	(268,824)	-
Capital expenditures	(8,847)	(8,351)	(33,495)	(33,388)
Net cash used for investing activities	(277,671)	(8,126)	(302,319)	(26,652)
FINANCING ACTIVITIES
Proceeds from issuance of stock	-	-	12	-
Proceeds from issuance of long-term obligations	760,000	-	760,000	39,000
Payments made on long-term obligations	(479,426)	-	(479,426)	-
Costs paid to issued common stock	(400)	-	(400)	-
Payment of deferred financing costs	(8,668)	-	(8,988)	(262)
Purchase of treasury shares	(131)	(87)	(131)	(56,823)
Dividends on common stock	(10,052)	(10,043)	(40,192)	(44,593)
Net cash provided (used) in financing activities	261,323	(10,130)	230,875	(62,678)
Net increase (decrease) in cash and cash equivalents	12,942	6,774	10,625	(4,737)
Cash and cash equivalents at beginning of period	24,355	19,898	26,672	31,409
Cash and cash equivalents at end of period	$37,297	$26,672	$37,297	$26,672

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Telephone Operations
Local calling services	$20,041	$20,947	$82,830	$85,131
Network access services	17,276	16,859	70,169	68,135
Subsidies	13,229	12,623	45,981	47,588
Long distance services	3,174	3,551	13,963	15,178
Data and Internet services	10,386	8,385	38,017	30,917
Other services	9,099	8,808	35,814	33,385
Total Telephone Operations	73,205	71,173	286,774	280,334
Other Operations	11,799	10,505	42,474	40,433
Total operating revenues	$85,004	$81,678	$329,248	$320,767

Consolidated Communications
Schedule of ARPU Calculations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Ending Access Lines	223,787	233,689	223,787	233,689
Average Access Lines	225,482	234,783	228,714	238,399

Telephone Operations Revenue	$73,205	$71,173	$286,774	$280,334
Prior period subsidy settlements	$842	$481	$(1,887)	$(1,313)
Telephone Operations, excluding prior period subsidy settlements	$72,363	$70,692	$288,661	$281,647

Monthly Telephone Operations ARPU	$108.22	$101.05	$104.49	$97.99
Monthly Telephone Operations ARPU, excluding prior period subsidy settlements	$106.98	$100.37	$105.18	$98.45

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Historical EBITDA:
Net cash provided by operating activities	$29,290	$25,030	$82,069	$84,593
Adjustments:
Compensation from restricted share plan	(1,092)	(607)	(4,034)	(2,482)
Other adjustments, net	(3,320)	(6,533)	(3,781)	(8,083)
Changes in operating assets and liabilities	(9,834)	(1,857)	2,828	6,669
Interest expense, net	22,054	11,558	56,780	42,899
Income taxes	(2,082)	(3,347)	4,674	405
Historical EBITDA (1)	35,016	24,244	138,536	124,001

Adjustments to EBITDA (2):
Integration, restructuring and Sarbanes-Oxley (3)	533	601	1,187	3,684
Other, net (4)	(1,540)	(2,881)	(6,567)	(7,143)
Investment distributions (5)	1,935	1,849	6,586	5,516
Intangible assets impairment (6)	-	11,240	-	11,240
Non-cash compensation (7)	1,092	607	4,034	2,482

Adjusted EBITDA	$37,036	$35,660	$143,776	$139,780

Footnotes for Adjusted EBITDA:
(1) Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Represents certain expenses associated with integrating and restructuring the Texas and Illinois businesses and Sarbanes-Oxley start-up costs. For the three months and year ended December 31, 2007, this is comprised of $0.0 M and $0.5 M, respectively in billing integration costs and $0.5M and $0.7M, respectively in severance costs. For the three months and year December 31, 2006, this is comprised of $0.1M and $0.9 M, respectively, of billing integration costs, $0.5 M and $2.0 M, respectively, in severance costs and $0.0 M and $0.8 M, respectively in Sarbanes-Oxley start-up costs.
(4) Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items. Life insurance proceeds of $0.3 M received in the second quarter of 2007 are not deducted in arriving at Adjusted EBITDA.
(5) For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6) Upon completion of our annual impairment review and as a result of a decline in estimated future cash flows in the telemarketing and operator services business, we determined that the value of the customer lists associated with these businesses was impaired.
(7) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2007	December 31, 2007
Adjusted EBITDA	$37,036	$143,776

- Cash interest expense	(11,224)	(44,222)
- Capital Expenditures	(8,847)	(33,495)
- Cash income taxes	(3,016)	(13,976)
+ Cash interest income	199	893

Cash available to pay dividends	$14,148	$52,976

Quarterly Dividend	$10,052	$40,192
Payout Ratio	71.0%	75.9%

Consolidated Communications
Adjusted Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Reported net income applicable to common stockholders	$(1,030)	$(521)	$11,423	$13,267
Deferred tax adjustment	(862)	(811)	(2,593)	(5,979)
Returns to provision tax true-up	-	(408)	-	399
Third quarter 2006 litigation settlement, net of tax	-	-	-	280
Impairment, net of tax	-	6,294	-	6,294
Deferred financing cost write-off, net of tax	5,781	-	5,781	-
Severance, net of tax	298	243	385	1,115
Billing integration, net of tax	-	94	280	528
Sarbanes Oxley start-up costs, net of tax	-	-	-	420
Non-cash compensation	1,092	607	4,034	2,482
Adjusted income applicable to common stockholders	$5,279	$5,498	$19,310	$18,806

Weighted average number of shares outstanding	26,183,209	26,003,117	26,122,484	28,170,501
Adjusted net income per share	$0.20	$0.21	$0.74	$0.67

Calculations above assume a 44.0 percent and 40.0 percent effective tax rate for the three months ended December 31, 2007 and 2006, respectively, and 44.0 percent and 44.0 percent effective rate for the twelve months ended December 31, 2007 and 2006, respectively, instead of the actual effective tax rate for each period.

Consolidated Communications
Key Operating Statistics

	December 31,	September 30,	December 31,
	2007	2007	2006
Local access lines in service
Residential	146,659	149,735	155,354
Business	77,128	77,451	78,335
Total local access lines	223,787	227,186	233,689

Total IPTV subscribers	12,241	11,063	6,954

DSL subscribers	66,624	62,546	52,732
Broadband Connections	78,865	73,609	59,686

Total connections	302,652	300,795	293,375

Long distance lines (1)	150,754	151,320	148,181
Dial-up subscribers	6,734	8,858	11,942
VoIP subscribers	2,378	2,172

IPTV Homes passed	107,631	107,631	89,972

(1) Reflects the inclusion of long distance service provided as part of the VoIP offering

North Pittsburgh Systems, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2007	2007
Revenues	$23,283	$95,669
Operating expenses:
Network and other operating expenses	22,750	66,232
Operating taxes	716	3,158
Strategic alternative expenses	3,525	5,714
Curtailment and special termination benefit expenses	3,318	9,786
Depreciation and amortization	3,543	14,214
Income from operations	(10,569)	(3,435)
Other income (expense):
Interest income, net	243	1,146
Other income, net	2,684	9,973
Income before income taxes	(7,642)	7,684
Income tax (benefit) expense	(749)	5,352

Net (loss) income	(6,893)	2,332

North Pittsburgh Systems, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2007	2007
OPERATING ACTIVITIES
Net Income	$(6,893)	$2,332
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,543	14,214
Curtailment and special termination benefits	3,318	9,786
Equity income of affiliated companies	(2,589)	(9,944)
Other adjustments, net	(89)	(89)
Changes in operating assets and liabilities, net	752	(6,528)
Net cash provided by operating activities	(1,958)	9,771
INVESTING ACTIVITIES
Distributions from affiliated companies	3,533	8,972
Capital expenditures	(8,684)	(16,716)
Proceeds from sale of marketable securities	511	511
Net cash (used in) investing activities	(4,640)	(7,233)
FINANCING ACTIVITIES
Retirement of debt	(771)	(3,085)
Payment of capital lease obligation	(401)	(1,109)
Dividends on common stock	(3,001)	(12,004)
Net cash used in financing activities	(4,173)	(16,198)
Net increase (decrease) in cash and cash equivalents	(10,771)	(13,660)
Cash and cash equivalents at beginning of period	46,629	49,518
Cash and cash equivalents at end of period	$35,858	$35,858

North Pittsburgh Systems, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2007	2007
Historical EBITDA:
Net cash provided by operating activities	$(1,958)	$9,771
Adjustments:
Curtailment and special termination benefits	(3,318)	(9,786)
Equity income of affiliated companies	2,589	9,944
Other adjustments, net	89	89
Changes in operating assets and liabilities, net	(752)	6,528
Interest expense, net	(243)	(1,146)
Income taxes	(749)	5,352
Historical EBITDA (1)	(4,342)	20,752

Adjustments to EBITDA (2):
Merger costs (3)	3,627	5,817
Curtailment expense (4)	3,318	9,786
Other, net (5)	(2,354)	(9,644)
Investment distributions (6)	3,533	8,972
Change of control, retention, severance and other merger related payments (7)	7,482	7,482

Adjusted EBITDA	$11,264	$43,165

Footnotes for Adjusted EBITDA:
(1) Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those that are required or permitted by the lenders under new credit facility entered into on December 31, 2007.
(3) Represents investment banking, legal, proxy preparation, special board meetings and other fees incurred in consummating the merger with Consolidated Communications Holdings, Inc.
(4) In the first quarter, 45 employees accepted and early retirement package resulting in a non-cash charge of $6.5 million for the income restoration plan. In the fourth quarter the income restoration plan was curtailed resulting in an additional non-cash charge of $3.3 million.
(5) Other, net includes the equity earnings from affiliate investments, equipment write-downs and certain other miscellaneous non-operating items.
(6) For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(7) Includes $6.8 million of change in control payments made to key executives, $0.3 million of severance payments made at closing, $0.3 million of retention bonuses and $0.1 million of other transaction bonuses.

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior Notes	$130,000
Term loan	760,000
Capital Leases	2,646
Total debt as of December 31, 2007	$892,646
Less cash on hand	(37,297)
Total net debt as of December 31, 2007	$855,349

Adjusted EBITDA for the last twelve months ended December 31, 2007 (1)	$187,000

Total Net Debt to last twelve months
Adjusted EBITDA	4.6	x

(1) Per the new credit facility adjusted EBITDA has been agreed upon for the first three quarters of 2007 at $138,700 and reflects a combined pro forma number for the fourth quarter 2007. Adjusted EBITDA for the fourth quarter 2007 is the sum of $11,264 for the Pennsylvania operations and $37,036 for the Illinois and Texas operations.